SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   FORM 8-K

                                CURRENT REPORT

                        Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934

                       Date of Report:  January 27, 1995


                  THE LOUISIANA LAND AND EXPLORATION COMPANY

            (Exact name of registrant as specified in its charter)


          MARYLAND                 1-959             72-0244700
      (State or other                  (Commission      (I.R.S. Employer
jurisdiction of incorporation)   File Number)  Identification No.


      909 Poydras Street
     New Orleans, Louisiana                                     70160
(Address of principal executive offices)                      (Zip Code)

Registrant's telephone number, including area code 504-566-6500

Item 5.     Other Events.

            On January 27, 1995, the registrant issued a press release, relating to (i) a non-cash charge reflecting a change made in the registrant's method of accounting in anticipation of the adoption of a proposed Financial Accounting Standards Board standard regarding the impairment of long-lived assets, (ii) reduction in the registrant's annual dividend rate and (iii) the registrant's fourth quarter and annual operating results. A copy of the press release is attached hereto and incorporated herein by reference.


Item 7.     Financial Statements and Exhibits

      (c)   Exhibits

            Exhibit No.             Description

            20                      Press release dated January 27, 1995

                                  SIGNATURES


            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    THE LOUISIANA LAND AND
                                      EXPLORATION COMPANY


Date:  January 30, 1995             By:
                                       Frederick J. Plaeger, II
                                       General Counsel and
                                          Corporate Secretary

                                 EXHIBIT INDEX

Number      Description

20          Press release dated January 27, 1995.

                                                                  EXHIBIT 20

Daily Papers, Trade Press,          Immediate               Suzanne V. Baer
Financial and Security                                      (504) 566-6888
Analysts

New Orleans, Louisiana, January 27, 1995...The Louisiana Land and
Exploration Company (NYSE:LLX) ("LL&E") today announced:

      - strong domestic drilling results leading to a worldwide reserve replacement ratio for 1994 of 115 percent at a cost of $5.73 per equivalent barrel;

      - a change in the Company's method of accounting in anticipation of the adoption of a proposed FASB standard regarding impairment of long-lived assets which resulted in a non-cash charge in the fourth quarter 1994 of $210.3 million after-tax;

      - a fourth quarter loss of $12.1 million and a 1994 full year loss $16.6 million, excluding the effect of the aforementioned charge; and

      - a reduction in its annual dividend rate from $1.00 per share to $0.24 per share.

H. Leighton Steward, Chairman, President and Chief Executive Officer of LL&E, commenting on the announcement said, "Our operating results are tangible evidence and confirmation that our investment programs are working, albeit in a very low price environment. The steps we are announcing today will position the Company to move forward with its exceptional portfolio of opportunities and preserve its financial flexibility and access to all capital markets to support future growth."

"While I am not satisfied with our reported financial results, I believe that, coupled with our strong operating performance, the actions we are taking with respect to asset sales and reducing our cash cost structure will position us to improve our future financial performance." Additional actions outlined by LL&E today include:

      - a planned reduction in ongoing cash operating expenses in excess of $10 million per year,

      - planned sales of non-strategic assets intended to generate approximately $50 million in net proceeds,

      - debt reduction of $200 million over the next three years, and

      - sustaining a capital program sufficient to grow production, maintain reserve levels, and expose the company to high potential opportunities.

REDUCTION IN ANNUAL PAYOUT

"LL&E is opportunity rich and dedicated to maintaining a high degree of financial flexibility in an uncertain price environment. Our future capital needs include a number of significant development projects both in the U.S. and the North Sea, a growing number of 3-D drilling projects in South Louisiana and an excellent portfolio of high potential exploration prospects in the Gulf of Mexico and overseas," Steward said.

"Our dividend, in terms of cash flow payout and yield, has been approximately four times the average of our peer group. With continued commodity price volatility, we consider it to be in our shareholders' best interest to redirect the cash flow from the dividend reduction to our capital program and maintenance of financial flexibility."

At a meeting of LL&E's Board of Directors held on Friday, January
27, 1995, a quarterly dividend of $0.06 per share was declared, payable March 15, 1995, to stockholders of record March 1, 1995.

1994 RESERVE REPLACEMENT

The Company's South Louisiana exploration program provided the centerpiece for its significant operating results in 1994. Worldwide proved oil and gas reserve additions totaled 38 million equivalent barrels (BOE), 115% of LL&E's 1994 production. Discoveries and extensions accounted for 36 million BOE of these additions. After the impact of non-strategic property sales totaling 3 million BOE, LL&E's total proved reserves rose to 261 million BOE at year-end 1994 from 259 million BOE at the end of 1993. Proved developed reserves rose by 6 percent in 1994 to 213 million BOE.

LL&E's worldwide reserve replacement costs averaged $5.73 per BOE in 1994 despite the continuation of substantial expenditures associated with the development of proved undeveloped reserves. Domestic reserve replacement costs in 1994 averaged $4.30 per BOE.

"We are extremely encouraged by our 1994 drilling program," Steward said. " Freshwater Bayou is an exceptional gas discovery and we have achieved excellent early success using three-dimensional seismic data in South Louisiana which has already resulted in four discoveries. We plan to escalate these 3-D drilling programs in 1995 and beyond. "

ACCOUNTING CHANGE

In anticipation of the promulgation of a new accounting standard related to the impairment of long-lived assets by the Financial Accounting Standards Board, LL&E changed its procedures for assessing the book basis of its assets effective at year-end 1994. Under its new policy, LL&E has computed estimated undiscounted future net cash flows using constant prices and costs on a field by field basis to determine the amount of write-down to be recognized.

Using oil and gas prices of $1.40 per thousand cubic feet for South Louisiana Spot natural gas and $17.95 per barrel for West Texas Intermediate Crude Oil (Merc), the Company has recognized in 1994's fourth quarter a non-cash charge related to its oil and gas properties totaling $280 million before tax ($185 million after tax). The Company notes that its Standardized Measure of Discounted Future Net Cash Flows (SEC PV 10) at December 31, 1994 will remain essentially unchanged from 1993 despite low year-end gas prices used in the calculation. In addition, the Company recorded a write-down of its Mobile Refinery totaling $39 million before tax ($25.3 million after tax).

The Company indicated that the adoption of this accounting policy would have no impact on its loan agreements. LL&E estimated the reduction in 1995 depletion, depreciation and amortization expense to be approximately $54 million.

FINANCIAL RESULTS

For the full year of 1994, LL&E's net loss excluding the effect of the accounting change totaled $16.6 million. Including the accounting change impact, LL&E's net loss totaled $226.9 million. In 1993, LL&E reported net earnings totaling $12.7 million before the impact of the cumulative effect of changes in accounting principle totaling $0.2 million and a loss on the early retirement of debt totaling $3.3 million.

LL&E reported significantly higher production volumes as well as a significant decrease in cash operating expenses in 1994. Year over year, crude and condensate production was up 17 percent, natural gas production rose 26 percent and natural gas liquids production increased by 10 percent. Cash operating expenses, which include lease operating expenses, production taxes and corporate general and administrative expenses, declined by 15 percent from 1993 levels to $6.03 per barrel of oil equivalent. More than offsetting these improvements were lower product prices, higher depletion, depreciation and amortization expenses, and higher exploration expense.

Excluding the impact of the aforementioned accounting change, LL&E reported a fourth quarter 1994 loss totaling $12.1 million. Including the accounting change, the fourth quarter loss totaled $222.4 million. In the comparable 1993 quarter, LL&E reported net earnings totaling $2.9 million after the impact of a $3.3 million after tax extraordinary charge related to the early retirement of debt.

LL&E's fourth quarter 1993 net earnings included a $23.5 million pretax gain on the sale of certain oil and gas properties, a $6.7 million pretax charge related to the write-off of bank fees incurred in connection with interim financing for the Company's 1993 acquisitions, and a $6.5 million pretax charge to write-down the Company's refinery inventories.

LL&E indicated that its fourth quarter results were negatively affected by low domestic natural gas prices which averaged $1.64 per thousand cubic feet, down 28 percent from year-earlier levels. Reflecting primarily the impact of natural production declines and voluntary curtailments of natural gas sales, domestic gas volumes were down by 19 percent to 216 million cubic feet per day. New gas production onstream in the U.K. North Sea coupled with higher Dutch North Sea volumes partially offset the domestic decline.

A significant rise in U.K. North Sea production led to an increase in LL&E's fourth quarter crude and condensate volumes of nearly 16 percent in comparison to prior year levels. Crude and condensate prices were up 9 percent to $16.36 per barrel.

Fourth quarter 1994 results were also negatively affected by a $13.5 million increase in depletion, depreciation and amortization expense associated with unfavorable reserve revisions.

Cash flow from operations before changes in operating assets and liabilities totaled $214 million in 1994, up 24 percent from the $172 million reported in 1993. Capital expenditures totaled $241 million in 1994 compared to $172 million in 1993. Long term debt at year end 1994 stood at $739 million, up slightly from $735 million at year end 1993.

1995 PRODUCTION OUTLOOK

"Our current outlook is for a third straight year of double digit production volume growth. As a result of our drilling success in 1994 as well as the culmination of several significant development projects, we are currently looking for an increase in domestic natural gas volumes of over 15 percent. This estimate, however, does not incorporate the impact of voluntary curtailments in our production, which currently represent approximately 10 percent of our deliverability. Our expectation for liquids volume growth of about 5 percent is less robust. We are continuing to experience mechanical delays in T-Block production. This, combined with the likely impact of planned asset sales and some natural declines will mitigate the growth in liquids production," Steward said.

ADDITIONAL INITIATIVES

"We have made a lot of progress in improving the operating fundamentals of the Company," Steward said. "We have increased production, reduced cash operating costs, lowered our finding and development costs and demonstrated good performance with the drill bit. But we have not attained an acceptable level of financial performance."

"We have therefore initiated a program of administrative cost reductions, sales of non-strategic assets and planned consolidations which, when fully implemented, is expected to result in cash cost savings of over $10 million per year. Our program of continuously high-grading our asset base through divestitures is expected to generate approximately $50 million."

"It is also crucial for us to manage our financial structure to maintain the flexibility to pursue our investment programs and be opportunistic. To that end, we are committed to reducing our long-term debt by approximately $200 million by the end of 1997."

                  THE LOUISIANA LAND AND EXPLORATION COMPANY
                       (Millions, Except Per Share Data)
                                  (Unaudited)
                                             Consolidated
                               Three Months Ended          Year Ended
                                 December 31,             December 31,
                                1994        1993        1994       1993
Revenues                      $ 206.2     $ 240.3     $ 801.5     $815.4
Costs and Expenses            $ 544.3     $ 233.3     $1147.1     $790.8
Earnings (Loss) Before
  Income Taxes                $(338.1)    $   7.0     $(345.6)    $ 24.6
Income Tax Expense (Benefit)  $(115.7)    $    .8     $(118.7)    $ 11.9
Net Earnings (Loss) Before
 Cumulative Effect of Change
 in Accounting Principle and
 Extraordinary Item           $(222.4)    $   6.2     $(226.9)    $ 12.7
Cumulative Effect of Change
  in Accounting Principle
  for Income Tax              $   -       $   -       $   -       $ 13.7
Cumulative Effect of Change
 in Accounting Principle
 for Postretirement Health
 Benefits                     $   -       $   -       $   -       $(13.5)
Loss on Early Retirement
 of Debt                      $   -       $  (3.3)    $   -       $ (3.3)

Net Earnings (Loss)           $(222.4)    $   2.9     $(226.9)    $  9.6

Earnings (Loss) Per Share
 Before Cumulative Effect of
 Change in Accounting Principle
 and Extraordinary Item       $ (6.64)    $  0.19     $ (6.80)    $  0.43
Cumulative Effect of Change
  in Accounting Principle
  for Income Tax              $    -      $   -       $    -      $  0.47
Cumulative Effect of Change
  in Accounting Principle for
  Postretirement Health
  Benefits                    $    -      $   -       $    -      $ (0.46)
Loss on Early Retirement
  of Debt                     $    -      $ (0.10)    $    -      $ (0.11)
Earnings (Loss) Per Share     $ (6.64)    $  0.09     $ (6.80)    $  0.33

Average Shares                   33.5        31.7        33.4        29.5
/TABLE

Produced and Sold:
  Crude and Condensate
    (Thousands of Barrels
     per day)
       Domestic                  21.8        24.6        22.5        21.8
       North Sea                 18.2         7.4        14.8         6.5
       Other Foreign              3.4         5.5         3.5         6.5
             Total               43.4        37.5        40.8        34.8

  Average Price Received
  (per Barrel)
       Domestic               $ 16.61     $ 15.77     $ 16.26     $  17.33
       North Sea              $ 16.64     $ 14.51     $ 16.01     $  16.20
       Other Foreign          $ 13.26     $ 11.97     $ 12.63     $  14.40
             Total            $ 16.36     $ 14.96     $ 15.86     $  16.57

  Plant Products (Thousands of
   Barrels Per Day)
       Domestic                   2.6         2.4         2.5         2.4
       North Sea                   .7          .3          .5          .4
             Total                3.3         2.7         3.0         2.8

  Average Price Received
    (per Barrel)
       Domestic               $ 11.05     $ 10.39     $ 10.06     $ 11.26
       North Sea              $ 10.80     $ 11.59     $ 11.28     $ 12.62
       Consolidated           $ 10.99     $ 10.51     $ 10.28     $ 11.44

  Natural Gas (Millions of
    Cubic Feet Per Day)
       Domestic                 216.4       267.7       228.7       179.8
       North Sea                 19.2          .2         5.3          .2
       Other Foreign              3.0         5.9         3.0         5.3
       CLAM Petroleum Company    52.3        43.4        40.0        34.6
             Total              290.9       317.2       277.0       219.9

  Average Price Received (Per
    Thousand Cubic Feet)
       Domestic               $  1.64     $  2.28     $  1.95     $  2.19
       North Sea              $  2.19     $  1.52     $  2.20     $  1.51
       Other Foreign          $  1.17     $  1.26     $  1.63     $  1.27
       CLAM Petroleum Company $  2.43     $  2.00     $  2.27     $  2.35
       Consolidated           $  1.81     $  2.22     $  2.00     $  2.19
/TABLE

Refining Operations:
Revenues  *                   $  98.3     $104.8      $ 388.2     $424.5
Costs and Expenses  *         $  95.2     $111.9      $ 386.0     $434.5
Refining Profit (Loss)
  Before Income Taxes         $   3.1     $ (7.1)     $   2.2     $(10.0)

Sales (Thousands of Barrels
  per Day)                       51.8       57.4         52.9       54.5

Average Price Received
  (per Barrel)                $ 20.53     $19.80      $ 20.00     $21.24


* Before elimination of intracompany transfers
/TABLE
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